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                                                                   EXHIBIT 5.03

August 1, 1996

Southwest Gas Corporation
5241 Spring Mountain Road
P.O. Box 98510
Las Vegas, Nevada 89193-8510

Ladies and Gentlemen:

As Counsel for Southwest Gas Corporation (the "Company"), I have examined the Registration Statement on Form S-3 (File No. 33-55621) and the Registration Statement on Form S-3 (File No. 33-62143) and Amendment No. 1 thereto, (collectively, the "Registration Statements") filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to $300,000,000 of securities for an offering made on a delayed basis pursuant to the provisions of Rule
415. I have examined the form of Indenture (the "Indenture") dated July 15, 1996, between the Company and Harris Trust and Savings Bank, as Trustee, and the First Supplemental Indenture thereto dated as of August 1, 1996, under which the $75,000,000 -- 7 1/2% Debentures Due 2006 and the $75,000,000 -- 8%
Debentures Due 2026 (collectively, the "1996 Debentures") are to be issued. I am familiar with the proceedings heretofore taken, and are familiar with the additional proceedings proposed to be taken, by the Company in connections with the authorization, registration, issuance and sale of the 1996
Debentures.   I also am familiar with the application filed by the Company with the Public Utilities Commission of the State of California for authority to issue the 1996 Debentures, and the order issued by said Commission authorizing the issuance thereof.

Based upon the foregoing and upon such other matters which I deem relevant in the circumstances and subject to the proposed additional proceedings to be taken as now contemplated prior to the issuance of the 1996 Debentures and the terms of the 1996 Debentures being otherwise in compliance with then
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applicable law, it is my opinion that the Debentures will, upon the issuance and sale thereof in the manner referred to in the Registration Statements, be legally issued and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance of injunctive relief, regardless of whether considered in a proceeding in equity or at law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statements, and I further consent to the use of my name under the caption "Interest of Named Experts and Counsel" in the Registration Statements and the Prospectus Supplement which forms a part thereof.

Respectfully submitted,



/s/ Robert M. Johnson